As filed with the Securities and Exchange Commission on November 18, 2020

Registration No. 333-232101

Registration No. 333-218445

Registration No. 333-197207

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232101

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218445

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197207

UNDER

THE SECURITIES ACT OF 1933

MONTAGE RESOURCES CORPORATION

(SOUTHWESTERN ENERGY COMPANY, AS SUCCESSOR BY MERGER TO

MONTAGE RESOURCES CORPORATION)

(Exact name of registrant as specified in its charter)

Delaware	46-4812998
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

10000 Energy Drive

Spring, Texas 77389

(832) 796-1000

(Address of principal executive offices)

Montage Resources Corporation 2019 Long-Term Incentive Plan

Eclipse Resources Corporation 2014 Long-Term Incentive Plan

(Full title of the Plans)

Chris Lacy

Vice President, General Counsel and Corporate Secretary

10000 Energy Drive

Spring, Texas 77389

(832) 796-1000

(Name, address and telephone number of Agent for Service)

Copies to:

Frank Bayouth

Eric C. Otness

Skadden, Arps, Slate, Meagher & Flom LLP

1000 Louisiana Street, Suite 6800

Houston, Texas 77002

(713) 655-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) filed by Montage Resources Corporation, f/k/a Eclipse Resources Corporation, a Delaware corporation (the “Registrant”), deregister all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (No. 333-232101), which was filed with the Commission on June 13, 2019, registering an aggregate of 2,650,000 Shares issuable under the Registrant’s 2019 Long-Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-218445), which was filed with the Commission on June 2, 2017, registering 9,000,000 Shares issuable under the Registrant’s 2014 Long-Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-197207), which was filed with the Commission on July 2, 2014, registering 16,000,000 Shares issuable under the Registrant’s 2014 Long-Term Incentive Plan.

On November 13, 2020, pursuant to its previously announced Agreement and Plan of Merger, dated August 12, 2020, by and between Southwestern Energy Company, a Delaware corporation (“Southwestern”), and the Registrant, the Registrant was merged with and into Southwestern (the “Merger”), with Southwestern continuing as the surviving corporation.

In connection with the closing of the Merger, the offerings pursuant to each of the Registration Statements has been terminated. In accordance with undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused each of these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spring, State of Texas, on November 18th, 2020.

SOUTHWESTERN ENERGY COMPANY (as successor by merger to Montage Resources Corporation)

By:	/s/ Chris Lacy
	Name:	Chris Lacy
	Title:	Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.